Exhibit 10.21

December 21, 2007

John Barry IV, President/ CEO
Bonds.com Holdings, Inc.
1515 South Federal Highway, Suite 212A
Boca Raton, Florida 33432

Re: After Market Support, LLC Consulting Agreement

Dear Mr. Barry:

After Market Support, LLC, a Delaware limited liability company (“AMS”) is engaged in the business of providing comprehensive investor relations services designed specifically for micro-cap and small-cap public companies, offering a strategic path to a NASDAQ Capital Market listing. Bonds.com Holdings, Inc. desires to engage AMS as its exclusive investor relations consultant.  This letter agreement (the “Agreement”) will confirm our prior conversations, negotiations and agreement regarding the Services (as that term is defined in Section 1 below) to be performed by AMS as the exclusive investor relations consultant to Bonds.com Holdings, Inc. and its subsidiaries, affiliates and controlled persons (collectively, the “Company”) and the Company’s duties and obligations to AMS.  This Agreement shall become effective upon its execution by both AMS and the Company. AMS and the Company are sometimes individually referred to as a “Party” and collectively as the “Parties”).

I.  Performance of the Services.    AMS covenants and agrees to execute the strategic and tactical plans, objectives, the third party marketing plan (the “Partner Marketing Plan”) and underlying services set forth on Exhibit A annexed hereto and hereby incorporated herein by reference (collectively the “Services”). In doing so, AMS shall make itself available to consult with the Board of Directors and the officers, senior managers, representatives and agents of the Company at reasonable times during normal business hours, concerning matters pertaining to the Company’s investor relations and aftermarket support plans and programs (“Program”).  The primary objectives of the Program will be to: (i) achieve recognition of the Company with the financial community, investors and the public as an emerging company in the online brokerage fixed income marketplace; (ii) recommend strategies to enhance shareholder value; (iii) increase retail and institutional interest in the Company’s common stock, its only class of trading securities; and (iv) achieve a listing upgrade to the NASDAQ Capital Market.

© 2007 After Market Support, LLC, v.11-26-07

II. Performance by the Company. Pursuant to the terms of this Agreement, the Company hereby covenants and agrees to follow the strategic and tactical parameters of the Program and to cooperate, aid and assist AMS in its performance of the Services.

III. Term and Termination. The term of this Agreement shall commence upon its execution by both AMS and the Company and shall continue for a period of twelve (12) months, or such longer period as mutually agreed to by the Parties in writing ("Term"); notwithstanding the foregoing, the Term shall end on the date which is six (6) months following the date hereof in the event that the Company provides notice to AMS that is not reasonably satisfied with the services provided herein and AMS fails to resolve such situation to the reasonably satisfaction of the Company. This Agreement shall be terminable by either Party on 30 days prior written notice. In the event of termination, all fees due to AMS shall be paid its Monthly Fee (as that term is defined in Section IV below) through the date of the termination notice.

IV. AMS’s Compensation and Payment. As its total compensation for the Services to be rendered by AMS under this Agreement, the Company agrees to compensate AMS in cash as follows:

A. Cash. During the Term of this Agreement, the Company covenants and agrees to pay to AMS a fee of $10,000 per month commencing January 1, 2007 (the “Monthly Fee”). Payments shall be made in advance on the first day of each month against invoices submitted by AMS. All Monthly Fee payments which have not been received by AMS within 10 days of the due dates, as set out on the monthly invoices, are subject to interest at the rate of 2% per month (or such lesser rate as may be required by applicable law).

B. Payments of Monthly Fees, Partner Marketing Fees and Expenses. The Company covenants and agrees: (i) to open a bank account at Steele Street State Bank at 55 Adams Street, Denver, Colorado 80206 with the Company as the sole signatory (the “Account”); and (ii) to deposit a sum as mutually agred by the parties. All payments of the Monthly Fees, the Partner Marketing Fees and the Expenses (as that term is defined in Paragraph IV D) shall be made from the Account via federal wire transfer or ACH. The Company shall obtain and deliver to AMS a Debit/Credit card (the “Card”) for the Account for the sole purpose of paying the Partner Marketing Fees and the Expenses. Prior to the use of the Card by AMS, AMS shall give the Company 30 business days prior written notice containing a full detailed description of the nature and amount of any Partner Marketing Fee sought to be paid; and 15 days prior written notice containing a full detailed description of the nature and amount of any distribution costs, printing costs, airline travel, hotel accommodations, road shows, investor conferences, and other ordinary and necessary costs and expenses that AMS intends to incur in the performance of the Services (collectively the “Expenses”). No payment shall be made out of the Account until and unless the Company shall have furnished AMS with prior written approval of such expenditure. As mutually agreed by the parties the Company shall maintain reasonable funds in the account to provide for such Expenses.

V. Partner Marketing. In consideration of AMS entering into this Agreement, the Company hereby agrees to undertake the services and pay the associated costs, fees and expenses (the “Partner Marketing Fees”) in connection with the Partner Marketing Plan set forth on Exhibit A annexed hereto. The elements of the Partner Marketing Plan, the costs thereof and the related timing may only be modified upon mutually written consent by the Company and AMS. The Company agrees to deposit funds in the amount mutually agreed by the parties to cover the estimated cost of the Partner Marketing Plan as well the Monthly Fee in the Account as set forth in Section IV D above.

© 2007 After Market Support, LLC, v.11-26-07

VI. Compliance with Law. The Parties hereto acknowledge and agree that AMS is not rendering legal advice or performing tax, accounting or auditing services. The Company is solely responsible for compliance with all federal, state and local laws, ordinances, regulations, statutes, rules, orders, injunctions, judgments and decrees applicable to the Company (collectively, the “Laws”), including, without limitation, federal and state securities laws. The Company is responsible for ensuring that any presentation (written, oral, web cast or other format), press release, marketing materials, website materials, documents or disclosures comprising or resulting from the Services are truthful and complete and otherwise comply with all Laws.

VII. Independent Contractor. AMS is and will hereafter act as an independent contractor and not as an employee of the Company and nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture or other relationship between AMS and the Company. AMS will not hold itself out as having, and will not state to any person that AMS has, any relationship with the Company other than as an independent contractor. AMS shall have no right or power to find or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company. AMS shall be free to provide services for other persons and entities, which services shall not be deemed to be in conflict with the services to be performed by AMS under this Agreement; provided, however, that AMS shall not, during the Term hereof, perform services similar to those set forth herein to any third party that directly competes with the business of the Company without the prior written consent of the Company.

VIII. AMS’s Related Parties. AMS is a wholly-owned subsidiary of Keating Investments, LLC, an investment advisor registered with the United States Securities and Exchange Commission (“Keating Investments”). Keating Securities, LLC (“Keating Securities”) is a 90% owned subsidiary of Keating Investments. Keating Securities is a broker-dealer registered with the U.S. Securities and Exchange Commission and various state securities commissions and agencies, and is a member of the National Association of Securities Dealers (the “NASD”) and Securities Investor Protection Corporation. AMS hereby acknowledges and agrees that the Services are being provided solely by AMS, and that neither Keating Securities nor Keating Investments will be providing any of the Services in any capacity whatsoever.

IX. Market-Making Activities. AMS hereby represents to the Company that Keating Securities, an affiliate of AMS, is currently registered and licensed to publish a quotation for, and act as market-maker in, a security under the rules of the NASD and, as such, Keating Securities may, in its sole discretion and subject to regulatory requirements, make a market in the Company’s common stock from time to time. The Company hereby acknowledges and agrees that: (A) NASD Rule 2460 specifically prohibits broker-dealers such as Keating Securities from accepting any payment or other consideration, directly or indirectly, from an issuer of a security, or any affiliate or promoter thereof, for publishing a quotation, acting as market maker in a security, or submitting an application in connection therewith; (B) Keating Securities maintains full compliance with this rule at all times, and the Services to be provided hereunder are “bona fide services” as permitted by Rule 2460; (C) the compensation payable to AMS under this Agreement is not, and should not be construed to be, for the provision of any market-making services; and (D) nothing contained in this Agreement shall be construed as an agreement by AMS to cause Keating Securities to make a market in the Company’s common stock.

© 2007 After Market Support, LLC, v.11-26-07

X. Availability and Accuracy of Information. The Company shall furnish AMS with all reasonable information and material requested or required by AMS involving the Company including, without limitation, information concerning historical and projected financial results, public and regulatory filings, material contracts and commitments, proposed financings, acquisitions or other transactions, and possible and known litigation, environmental and other contingent liabilities of the Company ("Information"); provided, however the Company shall not be required and nothing contained herein shall be construed as requiring the Company to provide any non public information, material or data that would result in the Company violating any confidentiality obligation or Regulation F-D or any other applicable law, rule, regulation. The Company also agrees to make available to AMS such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as AMS may reasonably request. The Company will promptly advise AMS of any material changes in the Company’s business or finances. The Company represents and warrants that the Information provided or made available to AMS by the Company, at all times during the Term is and shall be complete and true in all material respects and will, to the best of its knowledge and belief, not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements thereof not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to AMS will have been prepared in good faith and will be based upon assumptions that, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in performing the Services AMS will be using and relying on the Information, without independent investigation, appraisal or verification, and AMS assumes no responsibility for the accuracy or completeness of the Information. The Company is solely responsible for the compliance with Laws of any presentation (written, oral, web cast or other format), press release, marketing materials, website materials, documents or disclosures created pursuant to this Agreement.

XI. Indemnification. The Company agrees to indemnify and hold harmless AMS, its controlling persons and affiliates and their respective officers, directors, shareholders, members, partners, employees, agents, advisors and affiliates and control persons of any of the above (each an “Indemnified Person”) from and against all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever, including, without limitation, reasonable attorneys' fees (collectively, “Losses”) that are related to or arise out of (A) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, (B) any breach of any warranty, representation or agreement of Company contained in this Agreement, or (C) actions taken or omitted to be taken by an Indemnified Person with the consent of or in conformity with the actions or omissions of the Company. The Company shall not be responsible, however, for any Losses pursuant to the preceding sentence that are determined in a final judicial determination or final conclusion of an arbitrator engaged by the Parties pursuant to the terms of this Agreement to have resulted from gross negligence or reckless or wrongful conduct of AMS; and AMS agrees to indemnify and hold Company harmless from any Losses incurred by the Company arising out of: (i) the gross negligence and reckless or wrongful conduct of AMS as determined in a final judicial determination or final conclusion of an arbitrator engaged by the parties hereto pursuant to the terms of this Agreement or (ii) any breach of any warranty, representation or agreement of AMS contained in this Agreement. The Company agrees to reimburse each Indemnified Person for all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel for such Indemnified Person) of such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of an Indemnified Person under this Agreement. The indemnity agreements under this Section shall survive the completion of the Services rendered by AMS and the termination or expiration of this Agreement.

© 2007 After Market Support, LLC, v.11-26-07

XII.  Disclosure and Confidentiality. Any advice, descriptive memoranda or other documentation rendered by AMS pursuant to this Agreement: (A) may not be disclosed publicly or to any third party without the prior written approval of AMS; and (B) shall be reviewed by the Company for compliance with all Laws prior to its public dissemination. The Company shall clearly indicate to AMS any Information provided to AMS that has not been publicly disclosed. All non-public information provided by the Company to AMS shall be considered confidential information and shall be maintained as such by AMS, except as required by law or as required to enable AMS to perform its Services pursuant to this Agreement, until the same becomes known to third parties or the public without release thereof by AMS.

XIII.  Miscellaneous.

A. Use of AMS Name. Before the Company releases any information referring to AMS’s role as the Company’s investor relations consultant under this Agreement or uses AMS’s name in a manner which may result in public dissemination thereof, the Company shall furnish drafts of all documents or prepared oral statements to AMS for comments, and shall not release any information relating thereto without the prior written consent of AMS, which shall not unreasonably be withheld. Nothing herein shall prevent the Company from releasing any information to the extent that such release is required by law.

B. Authorization. The Company represents and warrants that this Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of any transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates or conflicts with any law, regulation, contract or order binding the Company.

C. Binding Effect. The terms, provision and conditions of this Agreement are solely for the benefit of the Company and AMS and the other Indemnified Persons and their respective heirs, successors and permitted assigns and no other person or entity shall acquire or have a right by virtue of this Agreement. This Agreement may not be assigned by either Party without prior written consent of the other Party.

D. Entire Agreement. Each of the Parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and agreements, both written and oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding, express or implied, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

© 2007 After Market Support, LLC, v.11-26-07

E. Amendment. No provision of this Agreement may be waived or amended except in a writing signed by both Parties. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision.

F. Counterparts. This Agreement may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each Party executes each counterpart, or that any one counterpart be executed by more than one party so long as each Party executes at least one counterpart.

G. Validity. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement.

H. Governing Law. This Agreement shall be governed by and constructed under the laws of the State of Colorado without regard to such state’s conflicts of law principles, and may be amended, modified or supplemented only by written instrument executed by Parties hereto.

I. Arbitration. All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each Party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other Party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Denver, Colorado in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys’ fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing Party, in their sole discretion. The Parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information, except to the extent public disclosure of such information is required by applicable securities laws or regulations.

J. Notices. All notices required by the terms of this Agreement shall be in writing and delivered to the other Party at the addresses set forth below, either by personal delivery, by a recognized international overnight courier service, or by facsimile. Notices will be deemed given as of the date of receipt, which date shall be evidenced by the signature of an authorized representative of the receiving party or by written evidence of a successful transmission of either a facsimile or e-mail message.

© 2007 After Market Support, LLC, v.11-26-07

If to AMS:	If to Company:

After Market Support, LLC Justin K. Davis 5251 DTC Parkway, Suite 1050 Greenwood Village, Colorado 80111-2739 (720) 489-4913 Telephone (303) 728-3542 Fax	Bonds.com Holdings, Inc. John Barry IV, President/ CEO 2135 South Cherry Street, Suite 200 Denver, CO 80222 (561) 953-3630 Telephone (303) 268-3639 Fax

If the forgoing correctly sets forth the entire understanding and agreement between the Company and AMS, please so indicate by executing this Agreement as indicated below and returning an executed copy to AMS together, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

ACCEPTED AND AGREED TO:

BONDS.COM HOLDINGS, INC.	AFTER MARKET SUPPORT, LLC

By: /s/ John Barry IV	By: /s/ Timothy J. Keating
John Barry IV, President/ CEO	Timothy J. Keating, Manager

© 2007 After Market Support, LLC, v.11-26-07

Exhibit A

AMS Flight Plan
for Bonds.com Holdings, Inc.

Tactical Marketing Initiatives for Stock Launch

© 2007 After Market Support, LLC, v.11-26-07

November 26, 2007
Prepared by Elizabeth Sklaroff

© 2007 After Market Support, LLC, v.11-26-07

Phase I: Countdown

Objective: To build strong marketing platform and lay foundation in preparation for trading initiation.

Timeline:

Initiative	Objective	AMS Actions	Client Inputs
Marketing Collateral	Create attractive fact sheet, folder and overhaul existing PowerPoint to produce best-in-class investor documents for print and Web publication.	• Design collateral look and feel • Produce fact sheet • Produce Power Point • Produce folder	• Provide raw data • Provide existing collateral

Website Investor Module	Develop IR website. Focus on functionality, content and design to improve investor experience and make the most credible “first impression.”	• Engage website vendor • Design website template • Select and submit appropriate content modules • Upload all marketing documents and educational resources	• Provide any existing look and feel requirements (E.g. Logo, etc.) • Provide any additional resources (E.g. videos, audio files, articles etc.)

Press Release Distribution	Lay strong foundation of timely news pieces that will officially introduce you to investors, serve to strengthen all marketing campaigns and develop investor trust through transparency.	• Determine which news pieces are attractive to investor audience • Write and distribute 2 press releases per week • Develop 90-day rolling calendar	• Provide raw news ideas • Provide corresponding data, dates, documentation, etc.

Dual-Purpose Marketing Efforts	Coordinate client-side marketing efforts to include an investor relations component	• Provide necessary links and tracking code for materials as needed	• Communicate all advertising initiatives in a timely manner so AMS can ensure maximum ROI on investor side

© 2007 After Market Support, LLC, v.11-26-07

Phase II: Lift-Off

Objective:  To surge to a NASDAQ listing, building along the way a strong investor base of 300+ round lot shareholders and an e-mail distribution list of 3,000+ high quality contacts, while increasing average daily trading volume in dollars to 0.1% of market cap. As a secondary objective, AMS must help overcome selling immediately prior to and following Rule 144 effectiveness date (in the event that a registration statement is not effective).

Timeline:

Initiative	Objective	AMS Actions	Client Inputs
Website Investor Module	Continually update IR website with fresh content to ensure optimal user experience.	• Monitor and update content	• Provide content input

Press Release Distribution	Continue timely news issuance to pique investor interest, prevent story fatigue and strengthen all marketing campaigns.	• Determine which news pieces are attractive to investor audience • Write and deliver 2 press releases per week • Maintain 90-day rolling calendar	• Provide raw news ideas • Provide corresponding data, dates, documentation, etc.

Keyword Search Campaign	Generate investor clicks to website, concentrating “firepower” in month prior to and following Rule 144 effective date in order to sop up overhang.	• Continually optimize keyword list and position • Increase intensity of keyword campaigns month prior to and after Rule 144 effectiveness • Scale back to campaigns after Rule 144 impact fades

Online Investor Advertising	Drive highly targeted traffic to website, concentrating “firepower” in month prior to and following Rule 144 effective date in order to sop up overhang; scale campaign slightly back thereafter.	• Update all rich media units and and/or text advertisements • Time multiple ads around Rule 144 effective date

Online Lead Generation	Dramatically increase opt-in leads in as short a time possible in order to build critical mass for news distribution and counteract Rule 144 impact.	• Amass 8000+ additional opt-in leads • Continually upload all leads to email distribution list

Price-Based Investor Email Intro	Provide immediate spark to trading volume upon which all subsequent efforts will build - this is the effective introduction to the Bulletin Board.	• Review and improve vendor copy • Upload to email distribution list all leads generated

Sector-Specific Web Portals	Periodic articles and associated releases provide predictably spaced volume surges, helping to contribute additional volume around guerrilla efforts like keyword searches.	• Review and improve vendor copy	• Provide supporting quotes from management for articles

© 2007 After Market Support, LLC, v.11-26-07

Initiative	Objective	AMS Actions	Client Inputs
Financial and Trade Media Coverage	Achieve validation and credibility through third-party mention in popular media, strengthening the story in the aggregate and driving immediate volume in the case of rare “big wins”.	• Train financial PR contractor on Company’s story	• Be available for interviews • Provide supporting information

Investor Conferences	Allow investors following the story to put a face to the name and generate hundreds to thousands of new leads who will be prepped for subsequent conversion.	• Design and create booth • Develop on-site promotions • Attend 4 paid conferences	• Attend and present at 4 paid conferences

Multi-Purpose Promotional Video	Achieve widespread distribution of a uniquely engaging web-based educational tool that is both trackable and viral in nature.	• Produce video • Publish video on IR website • Deploy video across dozens of touch points	• Be available for video interview • Provide existing raw footage/photos

Marketing Collateral	Make possible immediate fulfillment of daily information requests and prepare for unrivaled booth presence at investor conferences.	• Manage printing of fact sheet, PPT and folders

Dual-Purpose Marketing Efforts	Coordinate client-side marketing efforts to include an investor relations component	• Provide necessary links and tracking code for materials as needed	• Communicate all advertising initiatives in a timely manner so AMS can ensure maximum ROI on investor side

Initiate Sponsored Research	Publicly issue deeply analytical, third party analysis that sophisticated investors require as the Company’s audience evolves but before independent coverage is possible.	• Engage analyst • Publish report on unique IR website page	• Be available for interview and fact checking

NASDAQ Application
Navigate through NASDAQ upgrade. As new price equilibrium has been achieved following Pre-PIPE Rule 144 effectiveness, execute appropriate reverse stock split, cushioning above required $4.00/share listing price in order to safely protect against negative investor perception. (Immediate possible decrease more than outweighed by eventual increase associated with positive perception of listing upgrade.)
		• Provide reverse stock split and application filing timing recommendation	• Meet NASDAQ Capital Market requirements (except stock price) • File application • Work through regulatory comments • Execute reverse stock split to $6.00/share

© 2007 After Market Support, LLC, v.11-26-07

Phase III: Ascent

Objective:  Maintain trading momentum following the filing of a NASDAQ application and prior to the upgrade’s effectiveness while beginning to introduce Bonds.com Holdings, Inc. to the institutional investors whose interest in and ability to trade the Company’s stock is wholly dependent on the listing upgrade. Achieve 500+ round lot shareholders, 3,500+ high quality contacts and dollar volume equal to 0.2% of market cap.

Timeline:

Initiative	Objective	AMS Actions	Client Inputs
Website Investor Module	Continually update IR website with fresh content to ensure optimal user experience.	• Monitor and change content	• Provide content input

Press Release Distribution	Continue timely news issuance to pique investor interest, prevent story fatigue and strengthen all marketing campaigns.	• Determine which news pieces are attractive to investor audience • Deliver one press release per week • Maintain 90-day rolling calendar	• Provide raw news ideas • Provide corresponding data, dates, documentation, etc.

Keyword Search Campaign	Judiciously pare back spend as trading increase feeds itself; maintain flexibility to ramp back up as support is required.	• Reduce number of keywords, accept lower search result positions • Cease or ramp as trading volume dictates

Online Investor Advertising	Judiciously pare back spend as trading increase feeds itself; maintain flexibility to ramp back up as support is required.	• Submit refreshed advertisements to top two financial sites • Cease or continue as trading volume dictates

Financial and Trade Media Coverage	With significant coverage successfully achieved by PR contractor, decrease spending as media attention snowballs organically.	• Coordinate with media independently seeking introduction to Company	• Be available for interviews • Provide supporting information

Investor Conferences	Continue to pay to present at a major individual investor show, but leverage AMS relationships to secure immediately pre-NASDAQ invites to higher value institutional events.	• Refresh booth • Attend 1 paid conference • Attempt to secure invites to and attend sponsored conferences	• Attend and present at 1 paid conference • Attend sponsored conferences with little warning

Marketing Collateral	Maintain data and content of all marketing documents in order to best reflect Company’s rapid quarter-on-quarter growth.	• Update data with new figures • Reprint collateral

© 2007 After Market Support, LLC, v.11-26-07

Phase IV: Flight

Objective:  Maintain sufficient forward progress to account for potential Rule 144-related selling while transitioning Bonds.com Holdings, Inc. to an IR firm specializing in institutional investors. Achieve 1,000+ round lot shareholders, 4,000+ high quality leads and dollar volume equal to 0.4% of market cap.

Timeline:

Initiative	Objective	AMS Actions	Client Inputs
Website Investor Module	Continually update IR website with fresh content to ensure optimal user experience.	• Monitor and update content	• Provide content input
Dual-Purpose Marketing Efforts	Coordinate client-side marketing efforts to include an investor relations component	• Provide necessary links and tracking code for materials as needed	• Communicate all advertising initiatives in a timely manner so AMS can ensure maximum ROI on investor side
Press Release Distribution	Continue timely news issuance to pique investor interest, prevent story fatigue and strengthen all marketing campaigns.	• Determine which news pieces are attractive to investor audience • Write and deliver 1 press release per week • Maintain 90-day rolling calendar	• Provide raw news ideas • Provide corresponding data, dates, documentation, etc.
Conduct Non-Deal Road Show	Build non-deal roadshow(s) around one or more institutional conferences to introduce Bonds.com Holdings, Inc. as NASDAQ stock and place blocks to sop up PIPE Rule 144 overhang.	• Schedule meetings and plan roadshow • Prepare roadshow materials and press package • Attend 1 or more roadshows	• Actively participate in 1 or more roadshows
Budgetary Flexibility	Maintain flexibility to overcome unpredictability of market reception of Bonds.com Holdings, Inc. in one year, and PIPE investor’s reaction to ability to sell under Rule 144.	• Review overall launch plan progress • Recommend add-on campaigns and budget adjustment if necessary	• Keep war chest at ready in case stock needs to be supported
Institutional IR Transition	AMS will remain involved as long as it is useful for both Bonds.com Holdings, Inc. and new representation in order to ensure smooth transition and high level of confidence.
• Provide introduction to firms specializing in institutional relationships
• Provide introduction to high profile Tier II investment banks if the Company has not yet cemented a long term investment banking relationship
• Attend introductory meetings • Select ongoing representation • Provide success reference to AMS

© 2007 After Market Support, LLC, v.11-26-07